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                                  EXHIBIT 99.1

     [CD&L LOGO]

CONTACTS: Russell Reardon, CFO
          CD&L, Inc.
          (201) 487-7740

FOR IMMEDIATE RELEASE

                 CD&L ANNOUNCES PREPAYMENT OF CONVERTIBLE NOTES

         SOUTH HACKENSACK, NEW JERSEY, NOVEMBER 3, 2005 -- CD&L, Inc. (Amex:CDV) announced today that it had prepaid $4 million principal amount of its outstanding Series B Convertible Subordinated Notes. The prepayment consisted of approximately $2.67 million in cash and 656,168 shares of its Common Stock that was converted at $2.032 per share.

         The Series B Notes had been issued in April 2004 as part of a transaction in which certain notes held by BNP Paribas , Exeter Venture Lenders, L.P. and Exeter Capital Partners IV, L. P. were restructured. As part of the restructuring, the three lenders were issued in the aggregate $4 million principal amount of Series B Convertible Subordinated Notes (the "Notes"). Such Notes were convertible into Common Stock at a price of $2.032 per share, had a term of seven years, and bore interest at an initial rate of 9% per annum, increasing to 10.5% during 2006 and to 12% in 2008.

         Pursuant to the terms of the documents under which the Notes were issued, the Company elected to prepay the Notes. On October 31, 2005, Paribas received a principal payment of $2,666,666.67 in satisfaction of its Note. The Company borrowed funds under its senior revolving loan facility to make the payment, which loan facility currently bears interest at a rate of 7% per annum. Exeter elected under the conversion terms to instead receive, for its aggregate principal amount of Notes of $1,333,333.33, Common Stock at the conversion price of $2.032 per share, an aggregate of 656,168 shares of Common Stock. With the issuance of the 656,168 shares, the Company now has 10,012,479 shares outstanding.

         CD&L, Inc. operates from 94 locations in 22 states, including operations in 27 customer owned facilities, providing last mile delivery solutions to various industries. The company has over 1,500 employees and utilizes approximately 2,900 independent contractor drivers to provide time-sensitive delivery services to thousands of customers across the country.


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